Exhibit 4.16

INDENTURE OFFICERS’ CERTIFICATE

OF

MARRIOTT INTERNATIONAL, INC.

A. The undersigned Carolyn B. Handlon and Ward R. Cooper of Marriott International, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby certify pursuant to Sections 102, 201, 301 and 303 of the Indenture (the “Indenture”), dated as of November 16, 1998, between the Company and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (the “Trustee”), that there is hereby established a series of Securities (as that term is defined in the Indenture), the terms of which shall be as follows:

1. The designation of the Securities shall be the “3.750% Series V Notes due 2025” (the “Notes”) (CUSIP number [●]).

2. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, or upon partial redemption of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture) is initially limited to US $[●]. The Company may subsequently issue additional securities as part of this series of Securities under the Indenture.

3. Subject to the provisions of Section 307 of the Indenture, interest will be payable to the Person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date in respect of such Note.

4. The principal amount of the Notes shall be payable in full on March 15, 2025, subject to and in accordance with the provisions of the Indenture.

5. The Notes shall bear interest at the rate of 3.750% per annum from September 15, 2016, payable semi-annually on March 15 and September 15 of each year, commencing March 15, 2017, until the principal amount of the Notes has been paid or duly provided for. March 1 and September 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date, shall be the “Regular Record Date” for interest payable on such Interest Payment Date.

6. The principal of and interest on the Notes shall be payable at the office or agency of the Trustee maintained for that purpose in New York, New York; provided, however, that payment of interest on a Note may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that notwithstanding the foregoing, a Holder may elect to receive payments of interest on a Note (other than at Maturity) by electronic funds transfer of immediately available funds to an account maintained by such holder, provided such Holder so elects by giving written notice to a Paying Agent designating such account, no later than the February 15 or the August 15 immediately preceding the March 15 or September 15 Interest Payment Date, as the case may be. Unless such designation is revoked by the Holder, any such designation made by such Holder with respect to such Notes shall remain in effect with respect to any future payments with respect to such Notes payable to such Holder.

7. The Notes may be redeemed in whole or in part at any time and from time to time on the terms specified in the Preliminary Prospectus dated November 18, 2016 relating to the Notes. As described therein, the Company will deliver notice of any redemption at least 15 days but not more than 45 days before the redemption date to each holder of the Notes to be redeemed.

8. Upon the occurrence of a change of control repurchase event, unless the Company has exercised its option to redeem the Notes, the Company will be required to make an offer to purchase the Notes under the circumstances described and on the terms specified in the Preliminary Prospectus dated November 18, 2016.

9. The Company will not be obligated to redeem or purchase the Notes pursuant to a sinking fund or analogous provisions or at the option of the Holder thereof.

10. The Notes will be issued in denominations of US$2,000 and any integral multiples of US$1,000 in excess thereof.

11. The payment of the principal of and interest on the Notes shall be payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

12. The Global Securities shall be in substantially the form attached hereto as Annex A.

13. The Notes shall be defeasible as provide in Article Thirteen of the Indenture.

14. The Notes may be issuable in whole or in part in the form of one or more Global Securities. The initial Depositary for such Global Securities shall be The Depository Trust Company.

15. The Notes will not be Transfer Restricted Securities.

B. Each of the undersigned Carolyn B. Handlon and Ward R. Cooper hereby further certifies that:

1. Attached hereto as Annex B are true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company and certified by the Company’s Secretary or Assistant Secretary. Such resolutions have not been amended, modified or rescinded, are in full force and effect in the form adopted and are the only resolutions adopted by the Board of Directors of the Company or by any committee of or designated by the Board of Directors of the Company relating to the offering of the Notes.

2. I have read the conditions of Section 102, 201, 301 and 303 of the Indenture and the definitions relating thereto.

3. I have examined the Indenture, the attached specimen form of the Global Securities attached hereto as Annex A and the resolutions relating thereto adopted by the Board of Directors of the Company or a committee thereof.

4. In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not the conditions precedent under the Indenture, including without limitation Sections 102, 201, 301 and 303, relating to the authentication and issuance of the Notes have been complied with.

5. In my opinion, the conditions precedent under the Indenture, including without limitation Sections 102, 201, 301 and 303, relating to the authentication and issuance of the Notes have been complied with.

All terms used herein and not defined shall have the meanings set forth in the Indenture.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have signed this certificate.

Dated:             , 2016

MARRIOTT INTERNATIONAL, INC.

By:
Name:	Carolyn B. Handlon
Title:	Executive Vice President and Global Treasurer

By:
Name:	Ward R. Cooper
Title:	Vice President, Assistant General Counsel and Assistant Secretary

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